Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022 and the prospectus supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated November 13, 2024 (to the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Contingent Income Auto-Callable Securities due May 20, 2025 Based on the Value of the Worse Performing of the Common Stock of NVIDIA Corporation and the American Depositary Shares of Taiwan Semiconductor Manufacturing Company Limited

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus and prospectus supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Hypothetical Payment at Maturity*

Issuer:	Barclays Bank PLC
Underliers:	Common stock of NVIDIA Corporation (Bloomberg ticker symbol “NVDA UW<Equity>”) and American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (Bloomberg ticker symbol “TSM UN<Equity>”)
Pricing date:	November 15, 2024
Original issue date:	November 20, 2024
Maturity date:	May 20, 2025
Automatic early redemption:	If, on the first determination date, the closing price of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due
Contingent quarterly payment:

•

If, on either determination date, the closing price of each underlier is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of at least $36.875 (at least 3.6875% of the stated principal amount) per security on the related contingent payment date.

•

If, on either determination date, the closing price of either underlier is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value of each underlier is greater than or equal to its downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

•

If the final underlier value of either underlier is less than its downside threshold level:

stated principal amount × underlier performance factor of the worse performing underlier

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 35%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Downside threshold level:	With respect to each underlier, 65% of its initial underlier value (rounded to three decimal places)
Initial underlier value:	With respect to each underlier, the closing price of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing price of that underlier on the final determination date
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worse performing underlier:	The underlier with the lower underlier performance factor
Determination dates:	February 18, 2025 and May 15, 2025
Contingent payment dates:	February 21, 2025 and the maturity date
CUSIP/ISIN:	06745YN57 / US06745YN577
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010324016251/dp220675_424b2-6586ms.htm

Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Change in Worse Performing Underlier	Payment at Maturity	Total Return on Securities
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-35.00%	$1,000.00	0.00%
-35.01%	$649.99	-35.01%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
*The table above assumes the securities are not automatically redeemed prior to maturity and excludes any contingent quarterly payment otherwise due.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $948.20 and $968.20 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underliers

For more information about the underliers, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal.
•	You will not receive any contingent quarterly payment for any quarterly period where the closing price of either underlier on the applicable determination date is less than its downside threshold level.
•	You will not participate in any appreciation in the value of either underlier.
•	You are exposed to the market risk of each underlier, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worse performing underlier, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlier.
•	The securities are subject to early redemption risk.
•	Any payment on the securities will be determined based on the closing prices of the underliers on the dates specified.
•	Contingent repayment of principal applies only at maturity or upon any automatic early redemption.
•	The securities are subject to volatility risk.
•	Investing in the securities is not equivalent to investing in either or both underliers.
•	Significant aspects of the tax treatment of the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underliers

•	The issuers of the underliers are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.
•	The price of each underlier can rise or fall sharply due to factors specific to each underlier and its issuer.

•	An investment linked to the value of securities issued by non-U.S. companies involves risks associated with such countries of organization and operation.
•	You should be aware that your return on the securities is linked to the price of American depositary shares representing the common shares of Taiwan Semiconductor Manufacturing Company Limited and not the underlying common shares of Taiwan Semiconductor Manufacturing Company Limited.
•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.
•	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Risks Relating to Conflicts of Interest

•	We may engage in business with or involving the issuer of either underlier without regard to your interests.
•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.
•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.
•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.
•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.